Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Third Quarter Fiscal 2008 Results

BURLINGTON, NEW JERSEY, April 15, 2008 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced its results for the third quarter ended March 1, 2008.

  For the three months ended March 1, 2008 compared with the three months ended March 3, 2007, net sales decreased $0.2 million to $987.1 million. Comparative store sales decreased 6.0% during the three month period ended March 1, 2008. The decrease in comparative store sales is primarily attributed to weakened consumer demand and temporarily low or out of stock issues in certain limited divisions during the three month period ended March 1, 2008.

For the three month period ended March 1, 2008, net income amounted to $26.8 million compared with $31.1 million during the three month period ended March 3, 2007. The decrease in net income is primarily attributable to a decrease in other revenue and an increase in selling and administrative expenses, partially offset by improved markup on purchases and increased other income for the three month period ended March 1, 2008.

Consolidated net sales decreased $16.5 million (0.6%) to $2,612.4 million for the nine month period ended March 1, 2008 compared with the nine month period ended March 3, 2007.  Comparative stores sales decreased 5.8% for the nine month period ended March 1, 2008 due primarily to weakened consumer demand, unseasonably warm weather during September and October, and temporarily low or out of stock issues in certain limited divisions throughout the nine months ended March 1, 2008.

Net Loss amounted to $0.4 million for the nine month period ended March 1, 2008 compared with a net loss of $9.0 million for the nine month period ended March 3, 2007. The decrease in net loss of $8.6 million is due primarily to improved markup on purchases and decreases in depreciation expense, amortization expense and interest expense, and an increase in other income.  These improvements were partially offset by lower other revenue income and increases in selling and administrative expense and impairment charges for the nine month period ended March 1, 2008.

 During the first nine months of fiscal 2008, the Company opened nineteen Burlington Coat Factory Stores, relocated three Burlington Coat Factory Stores to locations within the same trading market and closed two MJM Designer Shoe Stores.  The Company currently operates 397 stores under the names "Burlington Coat Factory Warehouse" (“BCF”)  (379 stores), "Cohoes Fashions"(2 stores), "MJM Designer Shoes" (15 stores), and "Super Baby Depot" (1 store).

Third Quarter Fiscal 2008 Conference Call

The Company will hold a conference call for investors on Friday, April 18, 2008 at 10:00 a.m. eastern time to discuss the Company’s third quarter Fiscal 2008 operating results. To participate in the call, please dial 1-800-758-5606. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through April 19, 2008 at 12:00 p.m. eastern time. To access the replay, please dial 1-800-633-8284, then the access number, 21376389.

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at every day low prices. We opened our first store in Burlington, New Jersey in 1972, selling primarily coats and outerwear. Since then, we have expanded our store base to 397 stores in 44 states, and diversified our product categories by offering an extensive selection of in-season, fashion-focused merchandise, including: ladies sportswear, menswear, coats, family footwear, baby furniture and accessories, as well as home decor and gifts.  All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, general economic conditions, consumer demand, consumer preferences, weather patterns, competitive factors (including pricing and promotional activities of major competitors), the availability of desirable store locations on suitable terms, the availability, selection and purchasing or attractive merchandise on favorable terms, import risks, our ability to control costs and expenses, unforeseen computer related problems, any unforeseen material loss or casualty, the effect of inflation, and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(All amounts in thousands)

	Nine Months Ended		Three Months Ended

	March 1, 2008	March 3, 2007	March 1, 2008	March 3, 2007

REVENUES:
Net Sales	$2,612,448	$2,628,912	$987,113	$987,299
Other Revenue	23,966	30,373	8,103	10,819
	2,636,414	2,659,285	995,216	998,118

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	1,613,242	1,649,636	612,304	622,253
Selling and Administrative Expenses	802,792	790,960	273,504	256,319
Depreciation	94,001	103,815	32,399	34,216
Amortization	32,136	32,523	10,756	10,726
Interest Expense	96,813	102,344	29,903	31,714
Impairment Charges	7,873	3,677	494	--
Other (Income), Net	(10,534)	(4,867)	(8,033)	(3,204)
	2,636,323	2,678,088	951,327	952,024

Income (Loss) Before Income Tax (Benefit) Expense	91	(18,803)	43,889	46,094

Income Tax (Benefit) Expense	533	(9,794)	17,109	15,042

Net (Loss) Income	$(442)	$(9,009)	$26,780	$31,052

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and impairment) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations and cash flows. The Company has included them to provide additional information with respect to our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding notes, as well as various covenants related to our senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

 EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	Nine Months Ended March 1, 2008	Nine Months Ended March 3, 2007	Three Months Ended March 1, 2008	Three Months Ended March 3, 2007
Net (Loss) Income	$(442)	$(9,009)	$26,780	$31,052
Interest Expense	96,813	102,344	29,903	31,714
Provision (Benefit) for Income Tax	533	(9,794)	17,109	15,042
Depreciation	94,001	103,815	32,399	34,216
Amortization	32,136	32,523	10,756	10,726
Impairment	7,873	3,677	494	--
EBITDA	230,914	223,556	117,441	122,750
Other (Income), Net (a)	(1,632)	(3,292)	(674)	(1,223)
Transaction Related Expenses (b)	--	62	--	--
Non-Cash Straight-line Rent Expense (c)	5,498	7,099	1,405	2,127
Retention Bonus (d)	--	12,143	--	3,896
Stock Option Expense (e)	1,287	2,377	755	832
Advisory Fees (f)	3,183	3,115	1,108	1,098
SOX Compliance (g)	1,716	--	1,237	--
Adjusted EBITDA	$240,966	$245,060	$121,272	$129,480

(a) Beginning with the quarter ended September 1, 2007, the Company changed its methodology of calculating Adjusted EBITDA and has shown that change retrospectively in the Adjusted EBITDA calculations above for both the nine and three month periods ended March 1, 2008 and March 3, 2007.  In accordance with our credit agreements, the Company has only reflected interest income as opposed to all other income in the calculation of Adjusted EBITDA.  The impact of this change resulted in increases to Adjusted EBITDA of $8.9 million and $7.4 million, respectively, for the nine and three month periods ended March 1, 2008.  For the nine and three month periods ended March 3, 2007 the change resulted in increases to Adjusted EBITDA of $1.6 million and $2.0 million, respectively.
(b) Represents third party costs (primarily legal) incurred in connection with our merger transaction involving Bain Capital, LLC that took place on April 13, 2006 (the “Merger Transaction”).
(c) Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis).
(d) Represents the accrual of retention bonuses to be paid to certain members of management on the first anniversary of the Merger Transaction for services rendered to the Company.
(e) Represents expenses recorded as a result of the Company’s adoption of SFAS No. 123(R), Share Based Payments, effective June 4, 2006.
(f) Represents the annual advisory fee to be paid to Bain Capital.
(g) As a voluntary filer, the Company is required to furnish its initial management report on Internal Controls Over Financial Reporting in its Annual Report on form 10-K for the fiscal year ended May 31, 2008.  These costs represent professional fees related to this compliance effort.